Filed Pursuant to Rule 433

Issuer Free Writing Prospectus dated March 22, 2022

Relating to Preliminary Prospectus Supplement dated March 22, 2022

Registration Statement No. 333-258108

Final Term Sheet

Dated March 22, 2022

Issuer:	Lowe’s Companies, Inc. (the “Company”)

Trade Date:	March 22, 2022

Settlement Date (T+2):	March 24, 2022

Ratings* (Moody’s/S&P):	Baa1 / BBB+

3.350% Notes due 2027

Aggregate Principal Amount Offered:	$750,000,000

Maturity Date:	April 1, 2027

Coupon (Interest Rate):	3.350% per annum

Interest Payment Dates:	April 1 and October 1 of each year, beginning October 1, 2022

Benchmark Treasury:	UST 1.875% due February 28, 2027

Benchmark Treasury Price / Yield:	97-18 3⁄4 / 2.396%

Spread to Benchmark

Treasury:	0.970% (97 basis points)

Yield to Maturity:	3.366%

Public Offering Price:	99.926% of principal amount, plus accrued interest from the expected settlement date

Net Proceeds (before expenses):	$746,820,000

Make-Whole Call:	Prior to the date that is one month prior to the maturity date at T + 15 basis points

Par Call:	On or after one month prior to the maturity date

CUSIP / ISIN:	548661 EG8 / US548661EG89

3.750% Notes due 2032

Aggregate Principal Amount Offered:	$1,500,000,000

Maturity Date:	April 1, 2032

Coupon (Interest Rate):	3.750% per annum

Interest Payment Dates:	April 1 and October 1 of each year, beginning October 1, 2022

Benchmark Treasury:	UST 1.875% due February 15, 2032

Benchmark Treasury Price / Yield:	95-20+ / 2.372%

Spread to Benchmark Treasury:	1.380% (138 basis points)

Yield to Maturity:	3.752%

Public Offering Price:	99.983% of principal amount, plus accrued interest from the expected settlement date

Net Proceeds (before expenses):	$1,492,995,000

Make-Whole Call:	Prior to the date that is three months prior to the maturity date at T + 25 basis points

Par Call:	On or after three months prior to the maturity date

CUSIP / ISIN:	548661 EH6 / US548661EH62

4.250% Notes due 2052

Aggregate Principal Amount Offered:	$1,500,000,000

Maturity Date:	April 1, 2052

Coupon (Interest Rate):	4.250% per annum

Interest Payment Dates:	April 1 and October 1 of each year, beginning October 1, 2022

Benchmark Treasury:	UST 1.875% due November 15, 2051

Benchmark Treasury

Price / Yield:	84-20+ / 2.624%

Spread to Benchmark Treasury:	1.630% (163 basis points)

Yield to Maturity:	4.254%

Public Offering Price:	99.932% of principal amount, plus accrued interest from the expected settlement date

Net Proceeds (before expenses):	$1,485,855,000

Make-Whole Call:	Prior to the date that is six months prior to the maturity date at T + 25 basis points

Par Call:	On or after six months prior to the maturity date

CUSIP / ISIN:	548661 EJ2 / US548661EJ29

4.450% Notes due 2062

Aggregate Principal Amount Offered:	$1,250,000,000

Maturity Date:	April 1, 2062

Coupon (Interest Rate):	4.450% per annum

Interest Payment Dates:	April 1 and October 1 of each year, beginning October 1, 2022

Benchmark Treasury:	UST 1.875% due November 15, 2051

Benchmark Treasury Price / Yield:	84-20+ / 2.624%

Spread to Benchmark Treasury:	1.830% (183 basis points)

Yield to Maturity:	4.454%

Public Offering Price:	99.925% of principal amount, plus accrued interest from the expected settlement date

Net Proceeds (before expenses):	$1,238,125,000

Make-Whole Call:	Prior to the date that is six months prior to the maturity date at T + 30 basis points

Par Call:	On or after six months prior to the maturity date

CUSIP / ISIN:	548661 EF0 / US548661EF07

Joint Book Running Managers:	BofA Securities, Inc.
Citigroup Global Markets Inc.
J.P. Morgan Securities LLC
RBC Capital Markets, LLC

Senior Co-Managers:	Barclays Capital Inc.
Goldman Sachs & Co. LLC
Wells Fargo Securities, LLC
U.S. Bancorp Investments, Inc.
Mizuho Securities USA LLC

Co-Managers:	MUFG Securities Americas Inc.
Truist Securities, Inc.
BMO Capital Markets Corp.
Loop Capital Markets LLC Mischler Financial Group, Inc.

*	Note: A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawn at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BofA Securities, Inc. at (800) 294-1322, Citigroup Global Markets Inc. at (800)-831-9146, J.P. Morgan Securities LLC at (212)-834-4533 or RBC Capital Markets, LLC at (866) 375-6829.